Exhibit 10.18

Summary of Director Compensation

We pay our non-employee directors, who consist of all our directors other than our chief executive officer, an annual fee of $75,000 for their services as directors. We pay an annual fee of $25,000 to the chair of the audit committee, $20,000 to the chair of the compensation committee, $10,000 to the chairs of the executive committee and the nominating and corporate governance committee, and $5,000 to each non-employee director who serves as a member, but not the chair, of any committee for service on each committee above one. Our chairman also receives an annual fee, as well as office space, support services, and healthcare benefits, for his services as chairman of our board.  In light of the current economic downturn, our chairman has voluntarily reduced his annual fee for calendar year 2010 from $150,000 to $125,000. Directors who are employees do not receive separate fees for their services as directors. All of the payments described in this paragraph are made in cash.

Under the terms of our 2006 Equity Incentive Plan, each director who is not employed by, and does not provide independent contractor services as a consultant or advisor to, us or our subsidiaries receives automatic restricted stock awards. We refer to these directors as our “outside directors.” Currently, our outside directors are Drs. Moriarty, Robertson and Rose, and Messrs. Concannon, Maheu and Schleyer. Each outside director who is re-elected as one of our directors or whose term continues after our annual meeting of shareholders each year will, on the date of the annual meeting, receive a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, valued at $75,000, based on the closing price of our common stock as of that date. Each person who is first elected an outside director at the annual meeting will receive, on the date of his or her election, a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, in an amount to be determined by our board of directors.